EXHIBIT 5

                   OPINION AND CONSENT OF DAVID M DOBBS, P.C.


                                  June 3, 2003

National Scientific Corporation
14455 North Hayden Rd. Suite 202
Scottsdale, AZ.  85260

Re:  Registration Statement on Form S-8 of National Scientific Corporation

Ladies and Gentlemen:

I have acted as special counsel to National Scientific Corporation, a Texas corporation (the "Corporation"), in connection with the registration under the Securities Act of 1933, as amended of 625,000 shares of Common Stock issuable pursuant to the Consulting Services Agreement dated May 29, 2003. The facts as I understand them are set forth in the Registration Statement.

With respect to the opinion set forth below I have examined only the Company's Articles of Incorporation, as amended, Bylaws, as amended, a resolution of the Board of Directors and the Consulting Services Agreement.

It is my opinion that the Corporation's Common Stock to be offered pursuant to the Registration Statement has been duly authorized by the Corporation. The Common Stock to be issued will be validly issued by the Corporation and fully paid and non-assessable when issued in accordance with the terms of the Consulting Services Agreement.

We consent to the use of my name in the Registration Statement and the filing of this letter as an exhibit to the Registration Statement.

                                Yours very truly,


                                /s/ David M. Dobbs
                                --------------------------------
                                David M Dobbs, Esq.